Exhibit 4.47

CNOOC Finance Corporation Limited

and

CNOOC Limited

Framework Agreement in respect of the Financial Services

(Summary Translation)

Framework Agreement in respect of the Financial Services

This Framework Agreement in respect of the Financial Services (the “Agreement”) was entered into on December 1, 2016 by the following parties in Beijing, the People’s Republic of China (“PRC”, excluding for the purpose of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan):

Party A: CNOOC Finance Corporation Limited, a company incorporated and existing under the laws of the PRC with limited liability having its registered address at No. 25 Chaoyangmenbei Dajie, Dongcheng District, Beijing, PRC.

Party B: CNOOC Limited, a company incorporated and existing under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) with limited liability having its registered address at 65/F, Bank of China Tower, 1 Garden Road, Hong Kong.

(Collectively the “Parties” and individually the “Party”.)

WHEREAS:

1.	Party A is a non-bank financial institution affiliated to China National Offshore Oil Corporation (“CNOOC”), which is approved by China Banking Regulatory Commission (the “CBRC”) and registered at State Administration for Industry and Commerce, and is qualified for providing financial services to CNOOC group members;

2.	Party B is a subsidiary (as defined under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”)) of CNOOC and is listed on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”), the New York Stock Exchange and the Toronto Stock Exchange;

3.	Party B, out of ordinary business needs, expects to receive financial services from Party A with fair and reasonable market prices and on normal commercial terms or terms no less favorable than terms than those provided by independent third parties. On this basis, the Parties hereby agree to enter into this Agreement and to provide / accept the financial services as agreed;

4.	CNOOC is an indirect controlling shareholder of Party B, holding 64.44% interests in Party B’s issued shares. Party A is a subsidiary of CNOOC and a connected person of Party B in accordance with the Listing Rules. The transactions between Party A and Party B in this Agreement constitute continuing connected transactions under the Listing Rules; and

5.	Party B hereby agrees to, and ensures to procure its subsidiaries to, accept the financial services as stipulated in this Agreement in accordance with the terms and spirits of this Agreement.

NOW, THEREFORE, with respect of the supply and acceptance of financial services, in accordance with the Contract Law of the People's Republic of China, the Administrative Measures on Finance Companies of Enterprise Groups promulgated by CBRC and other existing PRC laws and regulations, the Parties hereby agree as follows:

Article 1           Financial Services

1.1              Party A hereby agrees to provide financial services to Party B and its subsidiaries pursuant to this Agreement and Party B and its subsidiaries also hereby agree to accept the financial services as set forth below provided by Party A from time to time pursuant to this Agreement, provided that Party B and its subsidiaries are members of CNOOC group in accordance with the Administrative Measures on Finance Companies of Enterprise Groups and the financial services provided by Party A are within its business scope approved by CBRC and confirmed by State Administration for Industry and Commerce:

(1)	settlement services;

(2)	depositary services;

(3)	discounting services;

(4)	loan services; and

(5)	entrustment loans services.

1.2              Party A hereby agrees to, from time to time, provide relevant information with respect to financial services set forth above to Party B and its subsidiaries as required by Party B, such as deposit / loan status and maximum daily outstanding balance of deposits of Party B and its subsidiaries and deposit interest rates of commercial banks.

Article 2           Transaction Principles

2.1              The Parties hereby agree that Party A shall provide Party B and its subsidiaries financial services under Section 1.1 of this Agreement in accordance with the following principles:

(1)	Provision of settlement services: Party A will provide settlement services to Party B and its subsidiaries on a free-of-charge basis;

(2)	Provision of depositary services: when Party A provides depositary services to Party B and its subsidiaries, the interest rates must be agreed by both parties and determined in accordance with the relevant unified standard deposit interest rates as promulgated by the People’s Bank of China (the “PBOC”) from time to time and may be subject to upward adjustment of up to 40% of such PBOC standard deposit interest rates subject to the requirements of the PRC laws and regulations and with reference to the deposit interest rates offered by commercial banks for deposit of the same nature and maturity;

(3)	Provision of discounting services: when Party A provides discounting services regarding commercial drafts to Party B and its subsidiaries, the interest rates are the relevant unified standard interest rates for discounting services as promulgated by the PBOC from time to time, and such interest rates may be adjusted downward in separate financial service agreements subject to the requirements of the PRC laws and regulations;

(4)	Provision of loan services: when Party A provides loan services to Party B and its subsidiaries, the interest rates are the relevant unified standard interest rates for loans as promulgated by the PBOC from time to time; such interest rates may be adjusted downward subject to the requirements of the PRC laws and regulations. Further, the parties agreed that the loans provided by Party A to Party B and its subsidiaries are not required to be secured by assets of Party B and its subsidiaries; and

(5)	Provision of entrustment loans services: when Party A provides entrustment loans services to Party B and its subsidiaries, the annual service fees are calculated based on the principal balances of the loans. The aggregate amount of the annual service fee plus the interest on the relevant loan shall not exceed the interest payable by Party B and its subsidiaries on a loan of same maturity charged by commercial banks.

2.2              Party B and its subsidiaries shall have the right, in their sole discretion with respect to their own benefits, to decide whether to obtain services set forth above from Party A.

2.3              In the event of any misappropriation or misuse by Party A in respect of the funds deposited with it by the Party B or its subsidiaries which results in the inability of Party B or its subsidiaries to recover such funds, Party B or its subsidiaries shall offset amounts due to Party B or its subsidiaries from Party A against amounts outstanding from Party B or its subsidiaries to Party A. Party A has no such right of set off.

Article 3           Mode of Operations

3.1              The Parties and Party B shall ensure and procure its subsidiaries to, if necessary, enter into separate financial service agreements on normal commercial terms and in compliance with the terms of this Agreement, and cause separate financial service agreements to be in accordance with the principles set out in this Agreement and subject to the requirements of the PRC laws and regulations (including but not limited to requirements of the Listing Rules).

3.2              The term of such separate financial service agreements executed pursuant to this Agreement shall not exceed three years. Where the term of such agreement does not exceed three years but the expiry date thereof is later than December 31, 2019, then the following provision shall be incorporated into these agreements: “In the event that CNOOC Limited fails to comply with the applicable requirements under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited in relation to connected transactions, unless CNOOC Limited can satisfy the conditions of the relevant exemptions, this contract shall be terminated on December 31, 2019”.

3.3              The financial service agreements which were executed between Party A and Party B or its subsidiaries prior to the effective date of this Agreement and has not expired, shall be valid after this Agreement becomes effective and shall be deemed as separate financial service agreements signed in compliance with the principles and terms of this Agreement. Corresponding amendments, however, shall be made in accordance with the principles and terms of this Agreement if the principles and terms of such agreements are inconsistent with those set out in this Agreement.

Article 4           Term and Termination

4.1              This Agreement shall become effective on January 1, 2017 upon execution by the authorised representatives of the Parties and shall remain in effect for a term of three years until 31 December 2019. This Agreement can be extended to another three years when the abovementioned term expires, provided that the Parties consent in writing and such extension complies with the provisions related to the requirements for connected transactions under the Listing Rules.

4.2              Any of the Parties in this Agreement can terminate this Agreement or the supply / acceptance of any specific financial services in this Agreement, provided that it shall notify the counterpart in writing three months in advance and shall clarify the termination of this Agreement or the specific financial services which will be terminated and the date of termination. The termination of the supply / acceptance of specific financial services shall not affect other rights and obligations of the Parties in this Agreement, nor other rights and obligations in the separate financial service agreements executed pursuant to this Agreement or in relevant confirmation documents owned by any of the Parties in such agreements or relevant confirmation documents.

4.3              If any comments or requests should be made by the Stock Exchange or for the purpose of complying with any requirements of the Listing Rules, the Parties hereby agree to make corresponding modification to the terms of this Agreement in accordance with such comments or requests of the Stock Exchange or requirements of the Listing Rules.

4.4              If any Party breaches any terms of this Agreement (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may notify the Defaulting Party in writing of such breach and request the Defaulting Party to make relevant remedies within a designated reasonable period; if the Defaulting Party fails to remedy such defaulting action within such reasonable period, the Non-Defaulting Party may immediately terminate this Agreement or the supply / acceptance of specific financial services. The Non-Defaulting Party reserves the right to recourse and claim compensation and any other claims available under the applicable laws.

4.5              If one Party is bankrupt, insolvent, in the legal procedure of liquidation or has ceased operation, the other Party may notify that Party in writing to terminate this Agreement.

4.6              If all supply / acceptance of financial services as described in this Agreement have been terminated, this Agreement shall be terminated therefore.

4.7              The termination of this Agreement shall not affect the existing rights or obligations of any of the Parties accrued pursuant to this Agreement, including the obligation of making due and payable payment and the obligation of making default and damages payment resulted from breach of this Agreement.

Article 5           Representations and Warranties

5.1              Party A represents and warrants that:

(1)	Party A is a non-bank financial institution incorporated and duly existing under the laws of the PRC as an independent legal entity;

(2)	The financial services provided by Party A to Party B and its subsidiaries pursuant to this Agreement do not exceed Party A’s approved and confirmed business scope;

(3)	Party A has obtained all the government approvals (if necessary) and authorisations as required for the execution and performance of this Agreement; this Agreement is executed by the authorised representative of Party A, and this Agreement shall be binding on Party A once it has been executed;

(4)	The execution and performance of this Agreement by Party A will not violate any other agreements entered into by Party A or its articles of association, nor will conflict as a matter of law with other agreements entered into by Party A or its articles of association; and

(5)	Party A hereby agrees to allow the auditor of Party B to audit the transaction records of Party B and its subsidiaries in connection with this Agreement while Party B is listed on the Stock Exchange, in order to facilitate Party B to fulfil its disclosure obligations under the Listing Rules.

5.2              Party B represents and warrants that:

(1)	Party B is a company incorporated and duly existing under the laws of the Hong Kong with limited liability as an independent legal entity;

(2)	Party B has obtained all government approvals (if necessary) and internal authorisations as required for the execution and performance of this Agreement ; this Agreement is executed by the authorised representative of Party B, and this Agreement shall be binding on Party B once it has been executed; and

(3)	The execution and performance of this Agreement will not violate any other agreements entered into by Party B or its articles of association nor conflict as a matter of law with other agreements entered into by Party B or its articles of association.

Article 6           Performance of this Agreement

6.1              If any of the transactions under this Agreement and the modification, amendment, revocation or re-signing of this Agreement constitutes a connected transaction pursuant to the Listing Rules, these transactions shall only be implemented after complying with the relevant requirements related to the connected transactions under the Listing Rules (if applicable); therefore, compliance with relevant requirements related to the connected transaction under the Listing Rules (if applicable) shall be a condition precedent to this Agreement and such transactions.

6.2              If a conditional waiver is granted by the Stock Exchange, this Agreement shall be implemented according to the conditions so stipulated.

6.3              If a waiver from the Stock Exchange in respect of a certain connected transaction is lapsed, withdrawn or revoked, and the transaction fails to comply with the requirements of the Listing Rules related to connected transactions, then the performance under this Agreement regarding that transaction shall be terminated.

6.4              If the amount of connected transaction under this Agreement may exceed the relevant cap determined after Party B has fulfilled its reporting and announcement obligations, Party B shall comply with the requirements of the Listing Rules as soon as possible, including to hold a general meeting to pursue independent shareholders to approve a new cap (if necessary). Before complying with the relevant requirements under the Listing Rules, the Parties hereby agree to use its best efforts, respectively, to procure relevant transactions to be limited within the original annual caps determined after Party B has fulfilled its reporting and announcement obligations.

Article 7           Liabilities for Breach of Contract

7.1              The Parties shall perform its obligations respectively pursuant to this Agreement; the Party who does not perform in conformity with this Agreement causes the other Party to suffer losses as a result thereof shall undertake the liabilities for breach of contract, including being liable to pay compensatory damages, in accordance with the PRC laws.

Article 8           Force Majeure

8.1              If an event of Force Majeure occurs to any Party of this Agreement (Force Majeure events shall mean any event which is beyond the reasonable control of the affected Party, unforeseen or unavoidable and insurmountable even if foreseeable, and which arises after the date of this Agreement and which makes the total or partial performance of this Agreement by that Party become objectively impossible or impracticable (including but not limited to the failure to perform even when a reasonable amount of money has been spent). Such events shall include but are not limited to flood, fire, drought, typhoons, earthquakes and other natural disasters, traffic accidents, strikes, unrests, riots and war (whether declared or not), and acts or omissions of government departments) and the impact of such event of Force Majeure has resulted in the failure to perform all or part of its obligations under this Agreement, the performance of such obligations shall be suspended during the period of an event of Force Majeure.

8.2              The Party claiming Force Majeure shall make its best efforts to inform the other Party in writing and shall furnish within fifteen days after the Force Majeure has taken place, proper proof of the occurrence and duration of such Force Majeure by hand or registered post. The Party claiming that a Force Majeure event has made the performance of this Agreement objectively impossible or impracticable shall have the liability to use all reasonable endeavours to eliminate or mitigate the impact of such Force Majeure event.

8.3              In the event of Force Majeure, the Parties shall promptly decide how to implement this Agreement through friendly negotiations. After the termination or elimination of the Force Majeure events or its consequences, the Parties shall promptly resume the performance of their respective obligations under this Agreement. If the Parties, in consideration of the actual impact, enter into a supplementary agreement with respect to the obligations under this Agreement affected by Force Majeure, the obligations shall be performed in accordance with the supplementary agreement.

Article 9           Announcement

9.1              Save for announcement made pursuant to the laws of the PRC or the requirements of the CBRC, the China Securities Regulatory Commission, the Stock Exchange, the Securities and Futures Commission of Hong Kong, the New York Stock Exchange, the US Securities and Exchange Commission, the Toronto Stock Exchange or any other governmental or regulatory authorities, neither party shall make any announcement regarding this Agreement without the prior written consent of the other party.

Article 10           Governing Law and Dispute Resolution

10.1          This Agreement shall be governed and construed in accordance with the laws of the PRC.

10.2          Any dispute arising out of or relating to this Agreement shall be settled by negotiation between the Parties. If negotiation cannot settle the dispute within 30 days, either Party may submit such dispute to China International Economic and Trade Arbitration Commission located in Beijing for arbitration in accordance with the arbitration rules of such arbitration commission in effect at the time of application of such arbitration. Any arbitral award shall be final and binding upon both Parties.

10.3          Except for the clauses being disputed, the Parties shall continue to perform other clauses in this Agreement during the course of the negotiation and arbitration.

Article 11           Miscellaneous

11.1          The headings of sections in this Agreement are for convenience of reference only and shall not have legal validity or affect the interpretation of this Agreement.

11.2          Save as otherwise provided in this Agreement, neither Party shall transfer in whole or in part its rights or obligations under this Agreement without the prior written consent of the other Party.

11.3          This Agreement shall supersede all prior verbal or written agreements, contracts, understanding and communication between Parties with respect to such matters.

11.4          If any clause in this Agreement becomes illegal, invalid or unenforceable, it shall not affect the validity and enforceability of the other clauses of this Agreement.

11.5          The Parties agree to be liable for all fees and expenses arising from the execution of this Agreement pursuant to the relevant PRC laws. If there is no relevant law in relation to such payments, the fees and expenses shall be borne equally by the Parties.

11.6          This Agreement shall only be amended in writing, signed and sealed by the authorised representatives from the Parties and shall be subject to approvals given through appropriate corporate actions from the Parties. If such amendment constitutes a substantive or material amendment to this Agreement, then such amendment shall only become valid upon compliance with the relevant requirements of the Listing Rules.

11.7          Unless otherwise provided, no failure or delay on the part of either Party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any right, power or privilege of the other party hereto. The single or partial exercise of any right, power or privilege hereunder by any Party shall not preclude any other exercise of any other right, power or privilege hereunder in the future.

11.8          All notices or other correspondences made by a Party pursuant to this Agreement must be in writing and in Chinese, and must be left at the designated address of the other Party by hand or by registered post, or sent by facsimile to the designated facsimile number of the other Party. A notice is deemed to have validly made on a date subject to the following provisions: in the case of a notice delivered by hand, the date of receipt by a designated person of the other Party; in the case of a notice by registered post, on the seventh day after the posting (evidenced by the postage stamp) (if the last day is a Saturday, Sunday or official holiday, then the next following working day); in the case of a notice by facsimile, upon the facsimile being sent.

11.9          This Agreement shall be in Chinese and executed in two originals, each of which shall be held by the parties respectively and shall be of equal force and effect.

IN WITNESS whereof which the parties have executed this Agreement on the date and place first above written.

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CNOOC Finance Corporation Limited

Authorised Representative

Title:

CNOOC Limited

Authorised Representative

Title:

[Signature pages to Framework Agreement in respect of the Financial Services